Exhibit 97.2

PHX MINERALS INC.

EXECUTIVE ACKNOWLEDGEMENT & AGREEMENT

PERTAINING TO CLAWBACK POLICY

This Acknowledgement and Agreement (the “Acknowledgement”) is delivered by the undersigned officer (“Executive”), as the date set forth below, to PHX Minerals, Inc., a Delaware corporation (the “Company”). Executive is an officer (as defined under Section 16 of the Securities Exchange Act of 1934, as amended) of the Company and an employee of the Company or one of its subsidiaries.

Effective December 1, 2023, the Board of Directors (the “Board”) of the Company adopted a clawback policy (as amended, restated, supplemented or otherwise modified from time to time by the Board, the “Clawback Policy”), a copy of which has been provided to Executive. The Clawback Policy provides for the recoupment of certain compensation from officers in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under Federal securities laws.

In consideration of the continued benefits to be received from the Company (and/or any subsidiary of the Company) and Executive’s right to participate in, and as a condition to the receipt of, Incentive Compensation (as defined in the Clawback Policy), Executive hereby acknowledges and agrees to the following:

1.	Executive has read and understands the Clawback Policy and has had an opportunity to ask questions to the Company regarding the Clawback Policy.

2.	Executive agrees to be bound by and to abide by the terms of the Clawback Policy and intends for the Clawback Policy to be applied to the fullest extent of the law.

3.

The Clawback Policy shall apply to any and all Incentive Compensation that is approved, awarded or granted to Executive on or after “Effective Date” and any Incentive Compensation that is outstanding as of “Effective Date”.

4.

In the event of any inconsistency between the provisions of the Clawback Policy and this Acknowledgement or any applicable incentive-based compensation arrangements, employment agreement, equity agreement or similar agreement or arrangement setting forth the terms and conditions of any Incentive Compensation, the terms of the Clawback Policy shall govern.

No modifications, waivers or amendments of the terms of this Acknowledgement shall be effective unless signed in writing by Executive and the Company. The provisions of this Acknowledgement shall inure to the benefit of the Company, and shall be binding upon, the successors, administrators, heirs, legal representatives and assigns of Executive.

By signing below, Executive agrees to the application of the Clawback Policy and the other terms of this Acknowledgement.

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Signature of Employee Date

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Printed Name